Exhibit 99.1

ITG Releases May 2017 U.S. Trading Volume

NEW YORK, June 7, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that May 2017 U.S. trading volume was 3.2 billion shares and average daily volume (ADV) was 148 million shares, compared to 2.4 billion shares and ADV of 127 million shares in April 2017 and 2.6 billion shares and ADV of 124 million shares in May 2016. There were 22 trading days in May 2017, 19 trading days in April 2017 and 21 trading days in May 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

May 2017	22	3,247,511,933	147,614,179	64,001,973	266	17,276,136	22,280	36,512

YTD 2017	103	15,010,892,970	145,736,825	61,831,992	271	15,486,914	23,300	37,536

*Excluding shares crossed through POSIT Alert from ITG algorithms

During May 2017 there was a continued high percentage of volume from lower-rate sell-side clients, reducing average revenue per share as compared to the first quarter of 2017.

International Trading Activity

The average daily trading commissions in May 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 4% in U.S. dollar terms on a combined basis as compared to the first quarter of 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:
J.T. Farley
(212) 444-6259
corpcomm@itg.com

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